                                                              Exhibit 99.B(9)(c)
                       TRANSFER AGENT SERVICES AGREEMENT

     This Agreement, dated as of the 25th day of July, 1996, made by and between Trainer, Wortham First Mutual Funds, a business trust (the "Trust") operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

     WHEREAS, the Trust desires to retain Fund/Plan to perform share transfer agency, redemption and dividend disbursing services as set forth in this Agreement and in Schedule "A" attached hereto, and to perform certain other functions in connection with these duties; and

     WHEREAS, Fund/Plan is registered with the Securities and Exchange Commission as a Transfer Agent as required under Section 17A(c) of the Securities Exchange Act of 1934, as amended; and

     WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.  The terms as defined in this Section wherever used in this
     ----------
Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.

     Shareholders shall mean the registered owners of the shares of the Series
     ------------
in accordance with the share registry records maintained by Fund/Plan for the Trust.

     Shares shall mean the issued and outstanding shares of the Series.
     ------

     Signature Guarantee shall mean the guarantee of signatures by an "eligible
     -------------------
guarantor institution" as defined in rule 17Ad-15 under the Securities Exchange Act of 1934, as amended. Eligible guarantor institutions include banks, brokers, dealers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000. Signature guarantees will be accepted from any eligible guarantor institution which participates in a signature guarantee program.

     Oral Instruction shall mean an authorization, instruction, approval, item
     ----------------
or set of data, or information of any kind transmitted to Fund/Plan in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to Fund/Plan to be a person or persons so authorized by a resolution of the Board of Trustees of the Trust.

     Written Instruction shall mean an authorization, instruction, approval,
     -------------------
item or set of data or information of any kind transmitted to Fund/Plan in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to Fund/Plan to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Trust to give Written Instructions to Fund/Plan.

                            TRANSFER AGENCY SERVICES

     Section 2.  Fund/Plan shall make original issues of Shares in accordance
     ----------
with this Agreement and with the Trust's Prospectus and Statement of Additional Information then in effect, upon the written request of the Trust, and upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Trustees of the Trust authorizing such issue; (ii) an opinion of counsel as to the validity of such Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such Shares.

     Section 3.  Transfers of Shares shall be registered and new Shares issued
     ----------
by Fund/Plan upon redemption of outstanding Shares, (i) in the form deemed by Fund/Plan to be properly endorsed for transfer, (ii) with all necessary endorser's signatures guaranteed pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, and accompanied by, (iii) such assurances as Fund/Plan shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

     Section 4.  In registering transfers, Fund/Plan may rely upon the
     ----------
applicable commercial code or any other applicable law which, in the written opinion of counsel (a copy of which shall previously have been furnished to the Trust), protect Fund/Plan and the Trust in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

     Section 5.  With respect to confirmed trades received by Fund/Plan from a
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registered representative of an NASD member, Fund/Plan shall periodically notify the Trust of the current status of outstanding confirmed trades. Fund/Plan is authorized to cancel confirmed trades which have been outstanding for thirty
(30) days. Upon such cancellation, Fund/Plan shall instruct the accounting agent to adjust the books of the Trust accordingly. Fund/Plan will not accept telephone purchases directly from shareholders.

     Section 6.  Fund/Plan will maintain stock registry records in the usual
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form in which it will note the issuance, transfer and redemption of Shares.
Fund/Plan is responsible to provide reports of Share purchases, redemptions, and total Shares outstanding on the next business day after each net asset valuation. Fund/Plan is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered address of Shareholders and the number of Shares and fractions thereof owned by them.

     Section 7.  In addition to the duties and functions above-mentioned,
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Fund/Plan will perform the usual duties and functions of a stock transfer agent for an investment company as listed in Schedule "A" attached hereto. Fund/Plan may rely conclusively and act without further investigation upon any list, instruction, certification, authorization or other instrument or paper reasonably believed by Fund/Plan in good faith, to be genuine and unaltered, and to have been signed, countersigned, or executed by duly authorized person or persons, or upon the instructions of any officer of the Trust, or upon the advice of counsel for the Trust or for Fund/Plan. Fund/Plan may record any transfer of Shares which it reasonably believes to have been duly authorized or may refuse to record any transfer of Shares if in good faith Fund/Plan deems such refusal necessary in order to avoid any liability either of the Trust or Fund/Plan. The Trust agrees to indemnify and hold harmless Fund/Plan from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of such reliance or acting or refusing to act. Fund/Plan shall maintain and reconcile all operating bank accounts necessary to facilitate all transfer agency processes; including, but not limited to, distribution disbursements, redemptions and payment clearance accounts.

     Section 8.  In the event of any request or demand for the inspection of the
     ----------
Share records of the Series is received, Fund/Plan shall use its best efforts to notify the Trust and to secure instructions as to permitting or refusing such inspection. Fund/Plan may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

                               ISSUANCE OF SHARES

     Section 9.  Prior to the daily determination of net asset value in
     ----------
accordance with the Series' Prospectus and Statement of Additional Information, Fund/Plan shall process all purchase orders received since the last determination of the Series' net asset value.

     Fund/Plan shall calculate daily the amount available for investment in Shares at the net asset value determined by the Series' pricing agent as of the close of regular trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Trust's custodian bank (the "Custodian"). Fund/Plan shall place a purchase order daily with the appropriate Series for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Trust, in writing.

     Section 10.  Share certificates will not be issued in conjunction with the
     -----------
sale of Shares.

     Section 11.  Fund/Plan, having made the calculations provided for above,
     -----------
shall thereupon pay over the net asset value of Shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by Fund/Plan to the Shareholder Registration Records. The Shares and fractional Shares purchased for each Shareholder will be credited by Fund/Plan to that Shareholder's separate account. Fund/Plan shall mail to each Shareholder a confirmation of each purchase, with copies to the Trust, if requested. Such confirmations will show the prior Share balance, the new Share balance, the amount invested and the price paid for the newly purchased Shares.

                                  REDEMPTIONS

     Section 12.  Fund/Plan shall, prior to the daily determination of net asset
     -----------
value in accordance with the Series' Prospectus and Statement of Additional Information, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, Fund/Plan shall advise the Trust of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. Fund/Plan shall furnish the Trust with an appropriate confirmation of the redemption and process the redemption by filing with the Custodian an appropriate statement and make the proper distribution and application of the redemption proceeds in accordance with the Series' Prospectus and Statement of Additional Information then in effect. The stock registry books recording outstanding Shares, the shareholder registration records and the individual account of the Shareholder shall be properly debited.

     Section 13.  The proceeds of redemption shall be remitted by Fund/Plan by
     -----------
check mailed to the Shareholder at the Shareholder's registered address or wired to an authorized bank account in accordance with the Series' Prospectus and Statement of Additional Information then in effect.

     For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Trust shall provide Fund/Plan, from time to time, with Written Instructions concerning the time within which such requests may be honored.

                                   DIVIDENDS

     Section 14.  The Trust shall notify Fund/Plan of the date of each dividend
     -----------
declaration or capital gains distribution. In addition, the Trust shall provide to Fund/Plan five business days' prior written notice of the record date for determining the Shareholders entitled to payment. The per-share payment amount of any dividend or capital gain shall be determined by the Trust and communicated to Fund/Plan.

     Section 15.  On or before each payment date, the Trust will notify
     -----------
Fund/Plan of the total amount of the dividend or distribution currently payable. Fund/Plan will, on the designated payment date, automatically reinvest all dividends in additional Shares except in cases where Shareholders have elected to receive distribution in cash, in which case Fund/Plan will mail distribution checks to the Shareholders for the proper amounts payable to them from monies transferred by the Custodian to Fund/Plan for that purpose.

                                      FEES

     Section 16.  The Trust agrees to pay Fund/Plan compensation for its
     -----------
services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation will be comprised of two components, payable on a monthly basis, as follows:

                (i) an annual shareholder Account Maintenance Fee calculated by multiplying the monthly average number of accounts for Class A Shares and Class D Shares of the Trust by one twelfth (1/12th) the respective account fee as stated in Schedule "B", subject to a minimum fee per class, which the Trust hereby authorizes Fund/Plan to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

                (ii) reimbursement of any reasonable out-of-pocket expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

     For the purpose of determining fees payable to Fund/Plan, the value of the Series' net assets shall be computed at the times and in the manner specified in the Series' Prospectus and Statement of Additional Information then in effect.

     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

                               GENERAL PROVISIONS

     Section 17.  Fund/Plan shall maintain records (which may be part of the
     -----------
stock transfer records) in connection with the issuance and redemption of Shares, and the disbursement of dividends and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each Shareholder. Fund/Plan agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 under the Act, any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1 under the Act.

     Section 18.  In addition to the services as Transfer Agent and dividend
     -----------
disbursing agent set forth above, Fund/Plan may perform other services for the Trust as agreed upon from time to time, including but not limited to, preparation of and mailing Federal Tax Information Forms and mailing semi-annual reports to shareholders of the Trust.

     Section 19.  Nothing contained in this Agreement is intended to or shall
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require Fund/Plan in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which the New York Stock Exchange is open.

     Section 20.  Limitation of Liability
     -----------  -----------------------
     (a) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

     (b) Any person, even though a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with Fund/Plan's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of Fund/Plan even though such person may receive compensation from Fund/Plan.

     (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith, (ii) any action taken or omitted to be taken by Fund/Plan in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by Fund/Plan to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by Fund/Plan in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of

Fund/Plan or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, gross negligence or reckless disregard of its or their duties hereunder.

     If a claim is made against Fund/Plan as to which Fund/Plan may seek indemnity under this Section, Fund/Plan shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against Fund/Plan within ten (10) days after Fund/Plan shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure so to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 20(c) if the Trust has not been prejudiced in any material respect by such failure.

     The Trust and Fund/Plan shall cooperate in the control of the defense of any action, suit or proceeding in which Fund/Plan is involved and for which indemnity is being provided by the Trust to Fund/Plan. The Trust shall may negotiate the settlement of any action, suit or proceeding subject to Fund/Plan's approval, which shall not be unreasonably withheld. Fund/Plan shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by Fund/Plan in connection with, or as a result of, such participation will be borne solely by Fund/Plan.

     Fund/Plan shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:

                (i) Fund/Plan has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent Fund/Plan would present such counsel with a conflict of interest;

                (ii) the defendants in, or targets of, any such action or proceeding include both Fund/Plan and the Trust, and legal counsel to Fund/Plan shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of Fund/Plan); or

                (iii) the Trust shall authorize Fund/Plan to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.

     (d) The terms of this Section 20 shall survive the termination of this Agreement.

     Section 21.  Fund/Plan is authorized, upon receipt of Written Instructions
     -----------
from the Trust, to make payment upon redemption of Shares without a signature guarantee. The Trust hereby agrees to indemnify and hold Fund/Plan, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, losses whatsoever arising out of or in connection with a payment by Fund/Plan upon redemption of Shares pursuant to Written Instructions and without a signature guarantee.

     Section 22.
     -----------

            (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party as set forth in (c) below.

            (b) The fee schedule set forth in Schedule "B" attached shall be fixed for two (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to review and adjustment as determined by the Parties.

            (c) After the initial term of this Agreement, the Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty (180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

            (d) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly, upon such termination and at the expense of the Trust, transfer all required records which are the property of the Trust and shall cooperate in the transfer of such records, and its duties and responsibilities under the

Agreement.

     Section 23.  The Trust shall file with Fund/Plan a certified copy of each
     -----------
resolution of its Board of Trustees authorizing the execution of Written Instructions or the transmittal of Oral Instructions, as provided in Section 1 of this Agreement.

     Section 24.  This Agreement may be amended from time to time by a
     -----------
supplemental agreement executed by the Trust and Fund/Plan.

     Section 25.  Except as otherwise provided in this Agreement, any notice or
     -----------
other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:

If to the Trust:                                                If to Fund/Plan:
----------------                                                ----------------

Trainer, Wortham First Mutual Funds                     Fund/Plan Services, Inc.
845 Third Avenue, 6th Floor                                    2 West Elm Street
New York, NY 10022                                        Conshohocken, PA 19428
Attention: David P. Como, President       Attention: Kenneth J. Kempf, President

     Section 26. Authority of Signatories   The Parties represent and warrant to
     ----------- ------------------------
each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party. The obligations under this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any officer or shareholder of the Series individually.

     Section 27.  This Agreement may be executed in two or more counterparts,
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each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 28.  This Agreement shall extend to and shall be binding upon the
     -----------
Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of their respective Boards of Directors or Trustees.

     Section 29.  This Agreement shall be governed by the laws of the State of
     -----------
California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

     Section 30.  No provision of this Agreement may be amended or modified, in
     -----------
any manner except in writing, properly authorized and executed by Fund/Plan and the Trust.

     Section 31.  If any part, term or provision of this Agreement is held by
     -----------
any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting in its entirety, of eleven typewritten pages, together with Schedules "A," "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.


Trainer, Wortham First Mutual Funds           Fund/Plan Services, Inc.
-----------------------------------           ------------------------



------------------------------------          -------------------------------
By: David P. Como, President                  By: Kenneth J. Kempf, President

                                                                    SCHEDULE "A"
                                                                    ============

                      TRANSFER AGENT/SHAREHOLDER SERVICES
                                      FOR
                      TRAINER, WORTHAM FIRST MUTUAL FUNDS

The following is a list of Services to be provided under this Agreement:

I. - Shareholder File Services

      1. Establish new accounts and enter demographic data into shareholder base. Includes in-house processing and NSCC - FundSERV - Networking transmissions.

      2. Create Customer Information File (CIF) to link accounts within the Trust and across funds within the Trust. Facilitates account maintenance, lead tracking, quality control, household mailings and combined statements.

      3. 100% quality control of new account information including verification of initial investment.

  *   4.     Systematic linkage of shareholder accounts with exact matches on social security number and address for the purpose of consolidated account history reporting. Periodic production of laser printed combined statements.

  *   5.     Production of household mailing labels which enable the Trust to do special mailings to each address in the Trust Group rather than each account.

      6. Maintain account and customer file records, based on shareholder request and routine quality review.

      7. Maintain tax ID certification and NRA records for each account, including backup withholding.

      8.     Provide written confirmation of address changes.

      9. Produce shareholder statements for daily activity, dividends, on-request, third party and periodic mailings.

  *  10.     Produce shareholder lists, labels and ad hoc reports to Trust management as requested.

     11. Automated processing of dividends and capital gains with daily, monthly, quarterly or annual distributions. Payment options include reinvestment, directed payment to another fund, cash via mail, Fed wire or ACH.

     12. Image all applications, account documents, data changes, correspondence, monetary transactions, and other pertinent shareholder documents.

II. - Shareholder Services

      1. Provide quality service through a staff of highly trained NASD licensed customer service personnel, including phone, research and correspondence representatives.

      2. Answer shareholder calls: provide routine account information, transaction details including direct and wire purchases, redemptions, exchanges systematic withdraws, pre-authorized drafts, FundSERV and wire order trades, problem solving and process telephone transactions.

   *  3.     Customized recording of fund prices daily after regular business hours for shareholder access.

      4. Silent monitoring of shareholder calls by the phone supervisor to ensure exceptional customer service.

      5. Record and maintain tape recordings of all shareholder calls for a six month period.

      6. Phone Supervisor produces daily management reports of shareholder calls which include tracking volumes, call lengths, average wait time and abandoned call rates to ensure quality service.

      7. Phone representatives are throughly trained through in house training programs on the techniques of providing Exceptional Customer Service.

      8. Customer inquiries received by letter or telephone are researched by a correspondence team with an average tenure of 15 years. These inquiries include such items as, account/customer file information, complete historical account information, stop payments on checks, transaction details and lost certificates.

III. - Investment Processing

      1.     Initial investment (checks or Fed wires).

      2. Subsequent investments (checks or Fed wires) processed through lock box.

      3.     Pre-authorized investments (PAD) through ACH system.

      4.     Government allotments through ACH system.

      5.     Prepare and process telephone purchase transactions

   *  6.     NSCC - Fund/SERV trades.

IV. - Redemption Processing

      1.     Process letter redemption requests.

      2.     Process telephone redemption transactions.

      3. Establish Systematic Withdrawal file and process automated transactions on monthly basis.

      4. Issue checkbooks and process checkbook redemption through agent bank.

      5. Redemption proceeds distributed to shareholder by check, Fed wire or ACH processing.

   *  6.     Provide NSCC - Fund/SERV trade processing.

V. - Exchange & Transfer Processing

      1.     Process legal transfers.

      2.     Issue and cancel certificates.

      3. Replace certificates through surety bonds (separate charge to shareholder).

      4.     Process exchange transactions (letter and telephone requests).

      5.     Process ACATS transfers.

VI. - Retirement Plan Services

      1. Fund sponsored IRAs offered using Semper Trust Company as custodian. Services include:
             a.  Contribution processing
             b.  Distribution processing
             c.  Apply rollover transactions
             d.  Process Transfer of Assets
             e.  Letters of Acceptance to prior custodians
             f.  Notify IRA holders of 70  1/2 requirements
             g.  Calculate Required Minimum Distributions (RMD)
             h.  Maintain beneficiary information file
             i.  Solicit birth date information

      2. Fund sponsored SEP-IRA plans offered using Semper Trust Company as custodian. Services include those listed under IRAs and:
             a.  Identification of employer contributions

      3.     Fund sponsored Qualified plans offered:
             a.  Plan document available
             b.  Omnibus/master account processing only
             c.  Produce annual statements
             d.  Process contributions
             e.  Process distributions
             f.  Process rollover and Transfer of Assets transactions

VII. - Settlement & Control

      1. Daily review of processed shareholder transactions to assure input was processed correctly. Accurate trade activity figures passed to Trust's accounting agent by 10:00am EST.

      2. Preparation of daily cash movement sheets to be passed to Trust's Accounting Agent and Custodian Bank by 10:00am EST for use in determining the Trust's daily cash availability.

      3. Prepare a daily share reconcilement which balances the shares on the Transfer Agent system to those on the books of the Trust.

      4. Resolve any outstanding share or cash issues that are not cleared by trade date + 2.

      5. Process shareholder adjustments including the proper notification of any booking entries needed, as well as any necessary cash movement.

      6. Settlement and review of the Trust's declared dividends and capital gains to include the following:
             a.  Review record date report for accuracy of shares.
             b. Preparation of dividend settlement report after dividend is posted. Verify the posting date shares, the rate used and the NAV price of reinvest date to ensure dividend was posted properly.
             c.  Distribute copies to the Trust's accounting agent.
             d.  Preparation of the checks prior to being mailed.
             e.  Sending of any dividends via wires if requested.
             f. Preparation of cash movement sheets for the cash portion of the dividend payout on payable date.

      7. Placement of stop payments on dividend and liquidation checks as well as the issuance of their replacements.

      8. Maintain inventory control for stock certificates and dividend check form.

      9. Aggregate tax filings for all Fund/Plan clients. Monthly deposits to the IRS of all taxes withheld from shareholder disbursements, distributions and foreign account distributions. Correspond with the IRS concerning any of the above issues.

     10.     Timely settlement and cash movement for all NSCC/FundSERV activity.

VIII. - Year End Processing

      1. Maintain shareholder records in accordance with IRS notices for under-reporting and invalid Tax IDs. This includes initiating 31% backup withholding and notifying shareholders of their tax status and the corrective action which is needed.


      2. Conduct annual W-9 solicitation of all uncertified accounts. Update account tax status to reflect backup withholding or certified status depending upon responses.

      3. Conduct periodic W-8 solicitation of all non-resident alien shareholder accounts. Update account tax status with updated shareholder information and treaty rates for NRA tax.

      4. Review IRS Revenue Procedures for changes in transaction and distribution reporting and specifications for the production of forms to ensure compliance.

      5. Coordinate year end activity with client. Activities include producing year end statements, scheduling record dates for year end dividends and capital gains, production of combined statements and printing of inserts to be mailed with tax forms.

      6. Distribute Dividend Letter to funds for them to sign off on all distributions made year to date. Dates and rates must be authorized so that they can be used for reporting to the IRS.

      7. Coordinate the ordering of form stock envelopes from vendor in preparation of tax reporting. Review against IRS requirements to ensure accuracy.

      8. Prepare form flashes for the microfiche vendor. Test and oversee the production of fiche for year end statements and tax forms.

      9. Match and settle tax reporting totals to fund records and on-line data from Investar.

      10. Produce forms 1099R, 1099B, 1099Div, 5498, 1042S and year end valuations. Quality assure forms before mailing to shareholders.

      11. Monitor IRS deadlines and special events such as cross over dividends and prior year IRA contributions.

      12. Prepare IRS magnetic tapes and appropriate forms for the filing of all reportable activity to the Internal Revenue Service.

IX. - Client Services

      1. An Account Manager is assigned to each relationship. The Account Manager acts as the liaison between the Trust and the Transfer Agency. Responsibilities include scheduling of events, system enhancement implementation, special promotion/event implementation and follow-up, and constant Trust interaction on daily operational issues.

             Specifically:
             a. Scheduling of dividends, proxies, report mailings and special mailings.
             b. Coordinate with the Trust shipment of materials for scheduled mailings.
             c. Liaison between the Trust and support services for preparation of proofs and eventual printing of statement forms, proxy cards, envelopes, etc.
             d. Handle all notification to the client regarding proxy tabulation through the meeting. Coordinate scheduling of materials including voted cards, tabulation letters, and shareholder list to be available for the meeting.
      e. Order special reports, tapes, discs for special systems requests received.
      f. Implement new operational procedures, e.g., check writing feature, load discounts, minimum waivers, sweeps, telephone options, PAD promotions, etc.
      g. Coordinate with systems, services and operations, special events, e.g., mergers, new fund start ups, household mailings, additional mail files.
      h. Prepare standard operating procedures and review prospectuses for new start up funds and our current client base. Coordinate implementation of suggested changes with the Trust.
      i. Liaison between the Trust and the Transfer Agency staff regarding all service and operational issues.

 2.   Proxy Processing (Currently one free per year)
      a.  Coordinate printing of cards with vendor.
      b.  Coordinate mailing of cards with Account Manager and mailroom.
      c. Provide daily report totals to Account Manager for client notification.
      d.  Preparation of affidavit of mailing documents.
      e.  Provide one shareholder list.
      f.  Prepare final tabulation letter.

 3.   Blue Sky Processing
      a. Maintain file with additions, deletions, changes and updates at the Trust's direction.
      b. Provide daily and monthly reports to enable the Trust to do necessary state filings.

* Separate fees will apply for these services.


                                 DAILY REPORTS
                                 -------------

      REPORT NUMBER                      REPORT DESCRIPTION
      -------------                      ------------------

         --                                 Daily Activity Register
         024                                Tax Reporting Proof
         051                                Cash Receipts and Disbursement Proof
         053                                Daily Share Proof
         091                                Daily Gain/Loss Report
         104                                Maintenance Register
         044                                Transfer/Certificate Register
         056                                Blue Sky Warning Report



                                MONTHLY REPORTS
                                ---------------

   REPORT DESCRIPTION
   ------------------

   Blue Sky

 Certificate Listing
 State Sales and Redemption
 Monthly Statistical Report
 Account Demographic Analysis
 Month To Date Sales - Demographics by Account Group
 Account Analysis by Type

                                                                    Schedule "B"
                                                                    ============

              Shareholder Services and Transfer Agent Fee Schedule
                                      for
                      TRAINER, WORTHAM FIRST MUTUAL FUNDS

      This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

I.    Transfer Agent and Shareholder Services:
      ----------------------------------------

             Front-end load (Class A Shares)
             -------------------------------
             $15.00 per account per year
             Minimum monthly fee - $2,250 per portfolio

      Note: This fee will be reduced to $2,000 monthly for the first two years on the signing of a three year contract.

II.   IRA's, 403(b) Plans, Defined Contribution/Benefit Plans:
      --------------------------------------------------------

             $12.00 per account/per year/Annual Maintenance Fee (normally charged to participants)

III.  Out of Pocket Expenses:
      ----------------------

      Trainer, Wortham First Mutual Funds will reimburse Fund/Plan Services monthly for all reasonable out-of-pocket expenses, including postage, stationery (statements), telecommunications (telephone, fax, dedicated 800 line, on-line access), special reports, transmissions, records retention, tapes, couriers and any pre-approved travel expenses.

IV.   Additional Services
      -------------------

      Activities of a non-recurring nature including but not limited to fund consolidations, mergers, acquisitions, reorganizations or the addition or deletion of a series are not included herein, and will be quoted separately. To the extent First Mutual Funds should decide to issue additional separate classes of shares, additional fees will apply. Any enhanced services, programming requests or reports will be quoted upon request.

                                                                    Schedule "C"
                                                                    ============

                            Identification of Series
                            ------------------------


Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of the Agreement:

                      Trainer, Wortham First Mutual Funds

                               First Mutual Fund
                     Trainer, Wortham Emerging Growth Fund
                    Trainer, Wortham Total Return Bond Fund

This Schedule "C" may be amended from time to time by agreement of the Parties.